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                         GUARANTEED INCOME BENEFIT RIDER

This Rider is made a part of the Contract to which it is attached. Except as stated in this Rider, it is subject to the provisions contained in the Contract. Coverage under this Rider begins on the Rider Date as shown on the Contract Benefit Data pages.

This optional Rider provides that variable Periodic Income Payments payable under a variable annuity payment option are guaranteed not to fall below the Guaranteed Income Benefit. The Guaranteed Income may increase and may decrease as described below. If the Owner elects the Guaranteed Income Benefit provided by this Rider, then the Mortality and Expense Risk Charge and Administrative Charge will increase as described herein. Withdrawals taken while this Rider is in effect will reduce the Guaranteed Income Benefit subject to the terms and conditions of this Rider.

                                  DEFINITIONS

GUARANTEED INCOME BENEFIT
The minimum amount payable for each Periodic Income Payment made under a Variable Annuity Payment Option Rider.

STEP-UP DATE
The date on which an Automatic Step-up of the Guaranteed Income Benefit occurs. For Non-qualified contracts, it is the next Valuation Date after each consecutive [1 year] period measured from the date a Step-up Period begins. For Qualified contracts, it is the Valuation Date of the first Periodic Income Payment date in the calendar year of every [1 year] period measured from the date a Step-up Period begins.

STEP-UP PERIOD
Each [5 year] period during which the Guaranteed Income Benefit will automatically step-up on a Step-up Date as described in the Automatic Step-Up of the Guaranteed Income Benefit provision below. The initial Step-up Period begins on the Valuation Date of the Periodic Income Commencement Date anniversary on or immediately following the Rider Date.

                            INVESTMENT RESTRICTIONS

Investment restrictions apply to Fixed Account and Variable Subaccount elections under this Contract. No Fixed Account may be elected, except the DCA Fixed Account pursuant to a systematic allocation program. All available Variable Subaccount options are described below. The Owner shall allocate Contract Values and additional Purchase Payments pursuant to Investment Restrictions Option A, Option B, or Option C.

Subject to a $[2000] minimum amount, the Owner may designate all or part of the initial and any subsequent Purchase Payments for systematic allocation pursuant to the Investment Restriction Option elected. The holding account for such systematic allocation may be any of the following:

DCA Fixed Account
LVIP Money Market Fund
Delaware VIP High Yield Series
LVIP Delaware Bond Fund

The Owner must either:
(Option A) elect an available Asset Allocation Model, or
(Option B) allocate all values among specific Variable Subaccounts, or

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(Option C) create an asset allocation portfolio of at least [30]% allocated to one group of Variable Subaccounts and no more than [70]% allocated to another group of Variable Subaccounts.

Contract Values will be automatically rebalanced each quarter, on proportional basis based on the allocation instructions in effect at the time of rebalancing. Within the constraints of these investment restrictions, the Owner may reallocate their Contract Values by Written Request. Reallocation requests that violate investment restrictions will be rejected by LNY.

If you have any questions regarding the specifics of any Asset Allocation Model program in which you have allocated your Contract Value, you may contact LNY for more information.

LNY does not reserve the right to add or modify Allocation Restrictions. However, Separate Account changes such as Variable Subaccount additions, substitutions, and closings may affect the availability of allocation options under the investment restriction plan.

OPTION A: Elect an available Asset Allocation Model
Franklin Templeton Founding Investment Strategy
Lincoln SSgA Structured Conservative Model
Lincoln SSgA Structured Moderate Model
Lincoln SSgA Structured Moderately Aggressive Model
Lincoln SSgA Conservative Index Model
Lincoln SSgA Moderate Index Model
Lincoln SSgA Moderately Aggressive Index Model

OPTION B: Allocate all values among specific Variable Subaccounts
LVIP Wilshire 2010 Profile Fund
LVIP Wilshire 2020 Profile Fund
LVIP Wilshire 2030 Profile Fund
LVIP Wilshire 2040 Profile Fund
LVIP Wilshire Conservative Profile Fund
LVIP Wilshire Moderate Profile Fund
LVIP Wilshire Moderately Aggressive Profile Fund
FTVIPT Franklin Income Securities Fund
MFS VIT Total Return Fund

OPTION C: Create an Asset Allocation Portfolio

[30]% FUNDS (ALLOCATE AT LEAST [30]% TO THESE FUND OPTIONS)
American Century VP Inflation Protection Fund
Delaware VIP Capital Reserves Series
Delaware VIP Diversified Income Series
Delaware VIP High Yield Series
FTVIPT Templeton Global Income Securities Fund
LVIP Delaware Bond Fund
LVIP SSgA Bond Index Fund

[70]% FUNDS (ALLOCATE UP TO [70]% TO THESE FUND OPTIONS)
AllianceBernstein VPS Global Technology Portfolio
AllianceBernstein VPS Growth and Income Portfolio
AllianceBernstein VPS International Value Portfolio
AllianceBernstein VPS Small/Mid Cap Value Portfolio
American Funds Global Growth Fund
American Funds Global Small Capitalization Fund
American Funds Growth Fund
American Funds Growth-Income Fund
American Funds International Fund
Delaware VIP Emerging Markets Series



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Delaware VIP Small Cap Value Series
Delaware VIP Trend Series
Delaware VIP U. S. Growth Series
Delaware VIP Value Series
Fidelity VIP Contrafund Portfolio
Fidelity VIP Growth Portfolio
Fidelity VIP Mid Cap Portfolio
Fidelity VIP Overseas Portfolio
FTVIPT Franklin Income Securities Fund
FTVIPT Franklin Small-Mid Cap Growth Securities Fund
FTVIPT Mutual Shares Securities Fund
LVIP Baron Growth Opportunities Fund
LVIP Capital Growth Fund
LVIP Cohen & Steers Global Real Estate Fund
LVIP Columbia Value Opportunities Fund
LVIP Delaware Growth and Income Fund
LVIP Delaware Social Awareness Fund
LVIP Delaware Special Opportunities Fund
LVIP FI Equity-Income Fund
LVIP Janus Capital Appreciation Fund
LVIP Marsico International Growth Fund
LVIP MFS(R) Value Fund
LVIP Mid-Cap Value Fund
LVIP Mondrian International Value Fund
LVIP Money Market Fund
LVIP SSgA S&P 500 Index Fund(1)
LVIP SSgA Developed International 150 Fund
LVIP SSgA International Index Fund
LVIP SSgA Large Cap 100 Fund
LVIP SSgA Small/Mid Cap 200 Fund
LVIP SSgA Small-Cap Index Fund
LVIP T. Rowe Price Growth Stock Fund
LVIP T. Rowe Price Structured Mid-Cap Growth Fund
LVIP Templeton Growth Fund
LVIP Turner Mid-Cap Growth Fund
LVIP UBS Global Asset Allocation Fund
LVIP Wilshire 2010 Profile Fund
LVIP Wilshire 2020 Profile Fund
LVIP Wilshire 2030 Profile Fund
LVIP Wilshire 2040 Profile Fund
LVIP Wilshire Aggressive Profile Fund
LVIP Wilshire Conservative Profile Fund
LVIP Wilshire Moderate Profile Fund
LVIP Wilshire Moderately Aggressive Profile Fund
MFS VIT Growth Series
MFS VIT Total Return Series
MFS VIT Utilities Series

(1) "S&P 500" is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Lincoln Variable Insurance Products Trust and its affiliates. The product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the product. (Please see the Prospectus and the Statement of Additional Information which sets forth additional disclaimers and limitations of liability on behalf of S&P.)

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                                   GENERAL

CALCULATION OF GUARANTEED INCOME BENEFIT
If this Rider is in effect on the Valuation Date a Periodic Income Payment is determined, then the amount that will be paid will be the greater of:
a. the Periodic Income Payment; or
b. the Guaranteed Income Benefit.

The initial Guaranteed Income Benefit amount is [75]% of the Periodic Income Payment on the Rider Date and is shown on the Contract Benefit Data pages.

AUTOMATIC STEP-UP OF THE GUARANTEED INCOME BENEFIT
On each Step-up Date, the Guaranteed Income Benefit will automatically step-up to the greater of:

a. [75]% of the Periodic Income Payment; or
b. the Guaranteed Income Benefit on the Valuation Date immediately prior to the Step-up Date.

The Owner may elect a new Step-up Period by Written Request as long as the Annuitant and / or the Secondary Life, if applicable, is still living. If the Written Request is received by LNY at least 30 days prior to the end of a Step-up Period, a new Step-up Period will begin on the date the then-current Step-up Period ends. If the Written Request is received by LNY less than 30 days prior to the end of a Step-up Period, the new Step-up Period will begin on the next Periodic Income Commencement Date anniversary Valuation Date following receipt of the request.

ADJUSTMENTS TO THE GUARANTEED INCOME BENEFIT
Each Withdrawal will reduce the Guaranteed Income Benefit in the same proportion as the amount withdrawn reduces the Account Value on the Valuation Date of the Withdrawal.

An increase in the length of the Access Period will decrease the Guaranteed Income Benefit in the same proportion as the Periodic Income Payment decreases. Any such change will be effective on the Valuation Date of the next Periodic Income Commencement Date anniversary. Any increase in the length of the Access Period is subject to a [5 year] minimum increase.

EFFECT OF GUARANTEED INCOME BENEFIT DURING ACCESS PERIOD
During the Access Period, payment of the Guaranteed Income Benefit reduces the Account Value. If the Account Value is reduced to $0, the Access Period will end and the Lifetime Income Period will begin on the Valuation Date the Account Value equals $0. Each subsequent Periodic Income Payment during the Lifetime Income Period will be equal to the Guaranteed Income Benefit.

EFFECT OF GUARANTEED INCOME BENEFIT DURING LIFETIME INCOME PERIOD
During the Lifetime Income Period, if a Periodic Income Payment is less than the Guaranteed Income Benefit, the excess of the Guaranteed Income Benefit over the Periodic Income Payment will reduce the number of Annuity Units per Variable Subaccount payable in each subsequent Periodic Income Payment. The reduction to the number of Annuity Units per payment will be determined by first dividing `a' by `b' where:

   1. `a' is the amount of the excess of the Guaranteed Income Benefit over the Periodic Income Payment; and

   2. `b' is the applicable annuity factor;

and then dividing this result by the Annuity Unit value as of the Valuation Date of the Periodic Income Payment.

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If payment of the Guaranteed Income Benefit reduces the number of Annuity
Units per payment to zero during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the Guaranteed Income Benefit.

ADDITIONAL PURCHASE PAYMENTS
While this rider is in effect, additional Purchase Payments to the Contract may not be made.

RIDER CHARGE
The annual Rider Charge is [0.50]% subject to a Guaranteed Maximum Rider Charge of 1.50%. While this Rider is in effect, the Rider Charge will be added to the Contract Mortality and Expense Risk Charge and Administrative Charge as shown on the Contract Benefit Data pages, which is deducted from the Variable Account.

If the Owner elects a new Step-up Period, LNY may change the Rider Charge subject to the Guaranteed Maximum Rider Charge. Any change to the Rider Charge will be effective on the Valuation Date the new Step-up Period begins.

TERMINATION OF THIS RIDER
This rider will terminate for any of the following reasons:

a. Termination of the Contract to which this rider is attached;
b. Death of the Annuitant, or the later of the death of the Annuitant or Secondary Life if a joint payout was elected;
c. Owner's Written Request to decrease the length of the Access Period;
d. Owner's Written Request to change the Periodic Income Payment Mode;
e. Owner's Written Request to terminate this Rider.
f. Owner's election of the Annuity Purchase provisions under a Payment Option of the Contract.

Termination of this Rider due to termination of the Contract or death of the Annuitant or Secondary Life as described above will be effective on the Valuation Date on which such event occurs. Termination of this Rider due to a decrease in the Access Period, change in the Periodic Income Payment Mode, or Written Request from an Owner will be effective on the Valuation Date of the Periodic Income Commencement Date anniversary following such event.

                  LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

/s/ Dennis R Glass
President


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